QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.57

AMENDED AND RESTATED OPERATING AGREEMENT
OF
ROCKET SUPPORT SERVICES, LLC

        THIS OPERATING AGREEMENT is made and adopted as of the 1st day of July, 2006, by the undersigned Member and Manager of ROCKET SUPPORT SERVICES, LLC, an Indiana limited liability company (the "Company"), to govern certain aspects of the operations of the Company and to set forth certain rights and obligations of the Member and Manager of the Company, and completely supersedes, replaces, terminates and novates the previously effective Operating Agreement of the Company. This Operating Agreement is intended to be in effect only so long as their is only one Member of the Company, and shall be automatically terminated (if not sooner terminated) at such time as the Company shall have more than one Member.

Article 1.    DEFINITIONS AND GENERAL PROVISIONS

        Section 1.1    Definitions.    Unless the context or rules of grammar otherwise require or unless otherwise expressly provided in this Agreement, the following capitalized terms used in this Agreement (and the respective plural or singular forms thereof) shall have the meanings specified in this Section as follows:

          "Act" means the Indiana Business Flexibility Act (Ind. Code 23-18-1-1, et seq.), as amended from time to time.

          "Agreement" means this Operating Agreement, as amended from time to time.

          "Articles" mean the Articles of Organization of the Company filed with the Indiana Secretary of State, as amended or restated from time to time.

          "Capital Contributions" means the total value of any cash, property, services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services, that a Person transfers to the Company in the capacity as the Member, as shown on Exhibit B attached to and made a part of this Agreement, as the same may be amended from time to time. Any reference in this Agreement to the Capital Contributions of the Member shall include all Capital Contributions previously made by any prior Member for the interest of such Member, and shall be reduced by any distributions to such prior Member in return of the Member's Capital Contributions as contemplated in this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended. All references in this Agreement to Code Sections shall include any and all corresponding provisions of succeeding law.

          "Company" means Rocket Support Services, LLC, an Indiana limited liability company.

          "Former Member" means a Person who previously was, but is no longer, a Member of the Company.

          "Interest" means the entire ownership interest of the Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

          "Losses" or "losses" means, for each taxable year (or other relevant period) of the Company, the company's loss for tax purposes determined in accordance with the Code.

          "Manager" means each person designated as a Manager pursuant to Article 4.

          "Member" means the Person that owns the entire Interest in the Company.

          "Percentage Interest" of the Member means the percentage of issued and outstanding Units of the Company held by the Member as set forth opposite the name of the Member under the column "Percentage Interest" on Exhibit B, and which shall be 100% so long as there is only one Member of the Company.

          "Person" means and includes an individual, corporation, general partnership (including a limited liability partnership), limited partnership, association, limited liability company, business trust, or any other legal or commercial entity.

          "Profits" or "profits" means, for each taxable year (or other relevant period) of the Company, the taxable income of the Company determined in accordance with the Code.

          "Treasury Regulations" means regulations of the United States Department of the Treasury under the Code, as amended from time to time.

          "Units" refers to an interest in the Company to be measured in such units as may be established pursuant to Article III. Whenever reference is made to the "Percentage interest" of the Member, the Member's Units may be converted into the same by dividing the Member's number of Units by the total of all Units outstanding.

        Section 1.2    References to Articles, Sections and Exhibits.    References in this Agreement to numbered or lettered "Article" or "Section" or "subsection" shall, unless the context clearly indicates otherwise, be construed as referring to a particular Article, Section or subsection in this Agreement, and references in this Agreement to "this Article" or "this Section" or "this subsection" shall be construed as referring, as applicable, to the Article, Section or subsection in which such reference is located. References in this Agreement to an "Exhibit" are to a document so identified that is attached to, and a part of, this Agreement.

        Section 1.3    Coordination with the Act.    The Act contains a number of provisions that govern various aspects of the conduct of the business and affairs of limited liability companies that can be "overruled", so to speak, by the provisions of a written operating agreement adopted by the members of the limited liability company or by the articles of organization of such company. In construing this Agreement and the Articles and in coordinating the provisions hereof and thereof with the Act, it is the intent of the Member that whenever this Agreement or the Articles contain provisions addressing a certain subject or matter, those provisions of this Agreement or the Articles will control over the provisions of the Act with respect to that same subject or matter and shall be construed as overruling any conflicting or different provisions of the Act with respect thereto even though the provisions of this Agreement or the Articles do not specifically state that they are intended to overrule such provisions of the Act. If this Agreement and the Articles are silent as to a subject or matter covered by the Act, the provisions of the Act with respect thereto shall control.

Article 2.    ORGANIZATION AND TERM

        Section 2.1    Articles of Organization.    The Company was formed by filing the Articles with the Indiana Secretary of State pursuant to the Act. The rights and liabilities of the Member shall be as provided under the Act, the Articles and this Agreement. The Member agrees to each of the provisions of the Articles.

        Section 2.2    Purpose.    The purpose of the Company is to engage in such businesses and transactions as the Member (and, if so authorized, the Manager) shall from time to time determine.

        Section 2.3    Term.    The term of the Company shall continue in perpetuity and until the Company is dissolved in accordance with the provisions of this Agreement or the Act.

Article 3.    MEMBER AND CAPITAL STRUCTURE

        Section 3.1    Names and Addresses of Member.    The Member and all Former Members of the Company, and their last known business, residence or mailing address, shall be listed on Exhibit A. The Member shall be required to update Exhibit A from time to time as necessary to accurately reflect the information therein.

        Section 3.2    Units Representing Interests.    Interests in the Company shall be represented by the Units held by the Member. The Member's Units in the Company shall be set forth on Exhibit B (which shall be updated by the Member from time to time as required to accurately reflect the information therein).

        Section 3.3    Initial Capital Contributions and Percentage Interest of the Member.    The agreed value of the initial Capital Contributions to the Company and Percentage Interest of the Member are set forth on Exhibit B (as same exists at the Effective Date). Any subsequent Capital Contributions shall be in such amounts and in such types of property as may be determined by the Member, and shall also be reflected on Exhibit B (as updated).

        Section 3.4    Additional Capital Contributions.    The Member shall be permitted from time to time to make such additional or further Capital Contributions, for such consideration and/or Units, as shall be determined by the Member. Except to the extent that the Member shall agree to do so or shall be contractually obligated to do so, the Member shall not be required to make any additional Capital Contributions to the Company.

        Section 3.5    Certificates for Units.    The Units or Interest of the Member in the Company may be represented by such Certificates of Membership, Unit Certificates or similar instruments, if any, as may from time to time be determined by the Member.

Article 4.    MANAGEMENT

        Section 4.1    Management.    Subject to the right of the Member to provide any specific direction it may choose to provide, the business and affairs of the Company shall be managed by one or more Managers appointed from time to time (and subject to removal) by the Member. The sole initial Manager shall be HGS Holdings, Inc.

        Section 4.2    Execution of Instruments.    All instruments, contracts, agreements and documents of any type whatsoever to be executed on behalf of the Company may be executed by the President and Chief Executive Officer of the Company.

        Section 4.3    Liability.    The Manager and Member shall not be personally liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Manager or Member, agent or employee of the Company. The Manager shall not be liable to the Company for any action taken as the Manager, or for any failure to take any action in such capacity, if the Manager would be entitled to indemnification from the Company with respect to any liability relating thereto.

        Section 4.4    Officers.    The Manager may from time to time establish such offices of the Company and appoint such officers thereof as the Manager may determine, each with such responsibilities and authority to act as the Manager shall provide in that regard. Howard W. Bates is hereby appointed to be the President and Chief Executive Officer of the Company, reporting to the Manager, and Eric Weber is hereby appointed to be the Secretary of the Company.

        Section 4.5    Indemnification.    The Company shall be obligated to indemnify the Manager and any officer of the Company against any liability or expense incurred with respect to claims asserted against the Manager or such officer by reason of being the Manager or officer of the Company or arising out of or in connection with any action taken or failure to act for or on behalf of the Company to the fullest extent permitted by law.

Article 5.    ALLOCATIONS AND DISTRIBUTIONS

        Section 5.1    Allocation of Profits and Losses.    The Profits and Losses of the Company for each fiscal year of the Company shall be allocated in their entirety to the Member.

        Section 5.2    Allocations when Interests Vary.    Allocations of Profits and Losses (or each item thereof) to or among Members whose Interests vary during any taxable year of the Company, whether such varying Interests are attributable to Transfers of Interests, the issuance of additional Units or otherwise, shall be made as required by, and in accordance with the applicable provisions of, the Code and the Treasury Regulations, using any permitted method or convention selected by the Member.

        Section 5.3    Discretionary Distributions.    The Member may from time to time make distributions of cash by the Company to the Member.

Article 6.    RECORDS AND ACCOUNTING

        Section 6.1    Fiscal Year and Accounting.    The fiscal year of the Company for financial reporting and for Federal income tax purposes shall be the calendar year. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with such accounting principles as the Member shall from time to time determine.

        Section 6.2    Records.    The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The Company shall keep the following records and information, and any other records and information required by the Act, at its principal office:

          (a)   A list with the full name and last known mailing address of each Person who is or has been a Member or Manager of the Company from the date of the Company's organization.

          (b)   A copy of the Articles and all amendments or restatements thereof.

          (c)   Copies of the Company's Federal, state and local income tax returns and financial statements for the three (3) most recent years, or if the returns and statements were not prepared, copies of the information and statements provided to or that should have been provided to the Members to enable them to prepare their Federal, state and local tax returns for the same period.

          (d)   Copies of this Agreement and all amendments hereto and copies of any written operating agreements no longer in effect.

          (e)   A writing setting out the following:

              (i)  The amount of cash, if any, and a statement of the agreed value of any other property or services contributed by each Member and the times at which or events upon the happening of which any additional contributions agreed to be made by each Member are to be made.

             (ii)  The events, if any, upon the happening of which the Company is to be dissolved and its affairs wound up.

            (iii)  Any other writings required by this Agreement.

        Section 6.3    Access to Records.    Each Member, and the Member's duly authorized representative, shall have the right, at the Member's own expense, to inspect and copy the records listed in Section 6.2 at the principal office of the Company, upon reasonable request, during ordinary business hours.

Article 7.    ISSUANCE AND TRANSFER OF UNITS

        Section 7.1    Issuance of Units.    The Company may from time to time issue Units by sale or other issuance to the member for such consideration and upon such terms and conditions as the Member shall form time to time determine.

        Section 7.2    Transfers of Units.    The Member may transfer all or any portion of the Member's Units to such Person or Persons as the Member may from time to time determine. Any Person to whom the Member transfers any of the Member's Units shall become a Member of the Company with respect to such Units upon the transfer thereof to such Person.

Article 8.    DISSOLUTION AND WINDING UP

        Section 8.1    Dissolution.    The Company shall be dissolved and its affairs wound up on the first of the following to occur:

          (a)   the occurrence of any event specified in the Articles or this Agreement as an event that will cause the dissolution of the Company;

          (b)   the determination of the Member to dissolve the Company; or

          (c)   a decree of judicial dissolution is entered pursuant to Ind. Code Section 23-18-9-2.

The occurrence of an "event of dissociation" with respect to the Member (as the term "event of dissociation" is defined in the Act) shall not result in the dissolution of the Company, and the existence of and conduct of business by the Company shall continue without interruption following any such occurrence.

        Section 8.2    Winding Up.    Upon dissolution, the Member shall proceed to wind up and liquidate the business and affairs of the Company, and the Company may only carry on business that is appropriate to wind up and liquidate the business and affairs of the Company, including the following: (a) collecting the Company's assets; (b) disposing of properties that will not be distributed in kind to the Member; (c) discharging or making provision for discharging liabilities; (4) distributing the remaining property to the Member; and (5) doing every other act necessary to wind up and liquidate the business and affairs of the Company. The Member shall follow the procedure for disposing of known claims set forth in Ind. Code Section 23-18-9-8 and shall publish notice of the dissolution of the Company pursuant to Ind. Code Section 23-18-9-9.

        Section 8.3    Distribution of Assets.    Upon or in anticipation of the winding up of the Company, the assets shall be distributed in the following order:

          (a)   first, to creditors, including Members and Managers who are creditors to the extent permitted by law, to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding distributions to Members pursuant to Article 5;

          (b)   next, to the Member and Former Members to satisfy the Company's liabilities for distributions pursuant to Article 5; and

          (c)   next, the remaining balance entirely to the Member of the Company.

Article 9.    MISCELLANEOUS

        Section 9.1    Title to Company Property.    Legal title to all property of the Company will be held and conveyed in the name of the Company.

        Section 9.2    Governing Law.    This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Indiana.

        Section 9.3    Binding Effect.    This Agreement will be binding upon and inure to the benefit of the Member and the Member's transferees, successors and assigns.

        Section 9.4    Headings and Interpretation.    All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement. The singular shall include the plural, and the masculine gender shall include the feminine and neuter, and vice versa, as the context requires.

        Section 9.5    Severability.    If any provision of this Agreement is held to be illegal, invalid, unreasonable, or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, unreasonable, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, unreasonable, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, unreasonable, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, unreasonable, or unenforceable provision as may be possible and be legal, valid, reasonable, and enforceable.

        IN WITNESS WHEREOF, the Member and Manager have executed this Agreement as of the date first above written.

HGS HOLDINGS, INC., as Member		HGS HOLDINGS, INC., as Manager
By:	/s/ Eric H. Weber	By:	/s/ Eric H. Weber
Printed:	Eric H. Weber	Printed:	Eric H. Weber
Title:	Secretary	Title:	Secretary

EXHIBIT A

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ROCKET SUPPORT SERVICES, LLC

Name		Current Members Address
1.	HGS Holdings, Inc.	11405 N. Pennsylvania St., Suite 200 Carmel, IN 46032

Name	Former Members Address
DTI Associates, Inc.	2920 South Glebe Road Arlington, VA 22206

As of July 1, 2006

EXHIBIT B

TO

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ROCKET SUPPORT SERVICES, LLC

	Capital Contribution
				Percentage Interest
Member	Type	Agreed Value	Units
HGS Holdings, Inc.	Property	$799,599	1,000	100%

As of July 1, 2006

QuickLinks

  Exhibit 3.57
AMENDED AND RESTATED OPERATING AGREEMENT OF ROCKET SUPPORT SERVICES, LLC
EXHIBIT A TO AMENDED AND RESTATED OPERATING AGREEMENT OF ROCKET SUPPORT SERVICES, LLC
EXHIBIT B TO AMENDED AND RESTATED OPERATING AGREEMENT OF ROCKET SUPPORT SERVICES, LLC